Exhibit 99.1

Combined Carve-Out Financial Statements of Crimson California
As of and for the Years Ended December 31, 2020 and 2019

Exhibit 99.1

CRIMSON CALIFORNIA

Exhibit 99.1

Report of Independent Auditors

To the Board of Members of
Crimson Midstream Operating, LLC

We have audited the accompanying combined financial statements of Crimson California, which comprise the combined balance sheets as of December 31, 2020 and 2019, and the related combined statements of operations, changes in members’ deficit, and cash flows for the years then ended.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Crimson California, as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
March 11, 2021

Exhibit 99.1

CRIMSON CALIFORNIA

Combined Balance Sheet

	As of December 31,
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,572,934	$8,886,921
Accounts receivable - trade	10,718,998	3,365,594
Accounts receivable - non-trade	353,049	1,537,678
Insurance receivable	429,041	406,425
Inventory	899,193	1,276,671
Due from affiliated companies, net	2,206,745	1,353,619
Deposits, prepaids, and other current assets	5,932,665	18,084,460
Total current assets	48,112,625	34,911,368

Property and equipment, net	218,298,655	146,146,118
Unamortized debt issuance costs	257,271	1,093,250
Other assets	1,738,253	1,005,000
TOTAL ASSETS	$268,406,804	$183,155,736

LIABILITIES AND MEMBERS” DEFICIT
CURRENT LIABILITIES
Short-term debt	275,900,000	—
Accounts payable - trade	6,371,690	859,132
Accrued pipeline release	1,303,994	1,838,212
Accrued liabilities and other current liabilities	14,608,443	5,414,794
Total current liabilities	298,184,127	8,112,138

NONCURRENT LIABILITIES
Long-term debt	—	219,900,000
Deferred revenue and other non-current liabilities	4,182,827	4,956,733
Total noncurrent liabilities	4,182,827	224,856,733
Total liabilities	302,366,954	232,968,871

Members’ Deficit
Accumulated members’ deficit	(33,960,150)	(49,813,135)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$268,406,804	$183,155,736

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Combined Statements of Operations

	For the Year Ended December 31,
	2020	2019
Revenue
Transportation revenue	$92,897,532	$41,785,805
Pipeline loss allowance subsequent sales	7,109,818	5,614,066
Storage Lease Revenue	1,341,900	—
Other revenue	682,432	498,746
Realized loss on commodity derivatives	(742,650)	—
Total revenue	101,289,032	47,898,617

Operating expenses
Cost of revenue (exclusive of items shown separately below)	54,742,069	29,303,916
Pipeline loss allowance subsequent sales cost of revenue	6,263,454	5,328,874
Depreciation and accretion expense	9,167,615	5,760,084
Total cost of revenue	70,173,138	40,392,874
Impairment of property and equipment (Note 4)	55,731,523	—
General and administrative expenses	15,023,076	16,296,708
Total operating expenses	140,927,737	56,689,582
Operating loss	(39,638,705)	(8,790,965)

Affiliate management fee	3,472,548	6,945,069
Other income, net	436,897	1,160,181
Reimbursable project gains	674,975	1,812,490
Interest expense	(11,426,531)	(11,518,075)
Net loss	$(46,480,816)	$(10,391,300)

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Combined Statements of Changes in Members’ Deficit

Members' Deficit
Balance at December 31, 2018	$(38,567,820)
Net loss	(10,391,300)
Contributions	91,700,000
Distributions	(126,944,904)
Net parent investment	34,390,889
Balance at December 31, 2019	(49,813,135)
Net loss	(46,480,816)
Contributions	45,000,000
Net parent investment	17,333,801
Balance at December 31, 2020	$(33,960,150)

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Combined Statements of Cash Flows

	For the Year Ended December 31,
	2020	2019
Cash flow from operating activities
Net income (loss)	$(46,480,816)	$(10,391,300)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation and accretion expense	9,167,615	5,760,084
Amortization of deferred financing costs	835,979	672,584
(Gain) Loss on disposal of property and equipment	(3,128)	1,050,311
Impairment of fixed assets	55,731,523	—
Write off of capital projects	30,996	1,385,701
Gain on sale of line fill	—	(96,693)
Changes in operating assets and liabilities
Accounts receivable	(9,092,221)	(1,479)
Accounts receivable - non-trade	1,195,170	(1,537,678)
Insurance receivables	347,384	(658,016)
Due (to) from affiliated companies, net	(853,126)	137,829
Inventory	903,765	(1,134,941)
Prepaids and other current assets	(2,338,776)	846,427
Accounts payable - trade	5,512,558	(1,219,920)
Accrued liabilities	6,812,054	930,202
Accrued pipeline release	(1,254,219)	1,893,332
Deferred revenue	54,384	(96,496)
Net cash provided by (used for) operating activities	20,569,142	(2,460,053)

Cash flow from investing activities
Cash received for sale of Cardinal line fill	—	164,964
Cash Received from Third Parties for Reimbursable Projects	1,829,604	1,244,370
Expenditures for property and equipment	(24,357,366)	(10,609,774)
Cash received from sale of property and equipment	24,799	—
Cash paid for asset acquisition	(97,713,967)	(16,798,872)
Net cash used for investing activities	(120,216,930)	(25,999,312)

Cash flow from financing activities
Proceeds of long-term debt	152,000,000	132,200,000
Payment of long-term debt	(96,000,000)	(94,600,000)
Contribution from parent	45,000,000	89,294,412
Distribution to parent	—	(125,039,316)
Net parent investment	17,333,801	34,390,889
The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Net cash provided by financing activities	118,333,801	36,245,985

Increase (decrease) in cash and cash equivalents	18,686,013	7,786,620
Cash and cash equivalents, beginning of period	8,886,921	1,100,301
Cash and cash equivalents, end of period	$27,572,934	$8,886,921

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest, net of amounts capitalized	$10,769,516	$10,885,777
Accrued capital expenditures in accounts payable - trade and accrued liabilities	3,047,635	1,132,330
Non-cash contributions from members	—	2,405,588
Non-cash distribution to members	—	(1,905,588)

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Notes to Combined Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies

Crimson Midstream Holdings, LLC (“CMH”) wholly owns and controls Crimson Midstream Operating, LLC (“CMO”), collectively referred to as the “Parent.” CMH also wholly owns Crimson Midstream Services (“CMS”), which provides payroll and benefit services to the Parent’s subsidiaries. CMO wholly owns and controls Crimson Pipeline, LLC, San Pablo Bay Pipeline, LLC, Cardinal Pipeline, L.P. and Crimson California Pipeline, L.P. (jointly referred to as the “California Pipelines”) which own and operate crude oil pipeline systems in California. The California Pipelines and CMS comprise the Combined Financial Statements and are collectively referred to as “Crimson California,” or the “Company,” and represent the Parent's assets and liabilities. All assets and liabilities directly attributable to entities outside CMS and the California Pipelines have been removed. The accompanying carve-out Combined Financials Statements present the combined financial results of Crimson California for the years ended December 31, 2020 and 2019.

The California Pipelines serve the market that begins at the source of crude oil production (upstream) and extends to crude oil refineries (downstream) and is commonly referred to as the “midstream” market. The primary source of income on the California Pipelines is derived from fees generated from the transportation of crude oil through these pipeline systems, which are not generally exposed to commodity price risk as part of normal transportation operations. However, the California Pipelines are subject to nominal commodity price exposure due to pipeline loss allowance provisions in several of the California transportation agreements.

On January 11, 2019, the Parent entered into a Securities Purchase Agreement with CGI Crimson Holdings, LLC to obtain an equity investment from The Carlyle Group (“Carlyle”) and amended and restated the Limited Liability Company Agreement. The majority owner member interest percentage decreased from the prior fiscal year, with the majority of the remaining member interests being sold to Carlyle. As of December 31, 2020, Carlyle owns 49.5% of common ownership of CMH and the remaining 50.5% is held by the majority owner.

To create more durable, profitable, and strategically aligned operations, the Parent completed a major restructuring (the “Restructure”) which separated Crimson California from the Parent’s other operating subsidiaries in Louisiana and the Gulf of Mexico (“Crimson Gulf”). On February 4, 2021, the Company and Carlyle entered into a purchase and sale agreement with CorEnergy Infrastructure Trust, Inc. (“CORR”) to sell 100% of Carlyle’s interest in the Crimson California pipelines to CORR.

Concurrent with the close of the transaction, the majority interest owner and Carlyle contributed their respective interest in Crimson Gulf, a wholly owned subsidiary of CMO, and its subsidiaries to the newly formed Crescent Holdings (“Crescent”), a non-consolidated entity. CORR paid $66.0 million in cash and contributed the Grand Isle Gathering System (“GIGS”), valued at $50.0 million, to Carlyle in exchange for Carlyle’s 49.5% interest in Crimson California. Refer to footnote nine - Subsequent Events for additional information regarding the Restructure.

Principles of Combination and Consolidation

These Combined Financial Statements of Crimson California were derived from the Consolidated Financial Statements and accounting records of the Parent as if Crimson California were operated on a standalone basis during the periods presented and were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Combined Statements of Operations of Crimson California reflect general corporate and operating expenses provided by the Parent to Crimson California and Crimson Gulf including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, procurement, control center monitoring, and other shared services. The related expenses have been recognized on a gross basis in the Combined Statements of Operations of Crimson California with an amount recognized as an “Affiliate Management Fee” reflecting the fees for the services provided by the Parent to Crimson Gulf. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, labor, and
The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

fixed assets. Management of Crimson California and the Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to Crimson Gulf. These allocations may not, however, reflect the net expenses Crimson California would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if Crimson California had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The Combined Balance Sheets of Crimson California include Parent assets and liabilities that were specifically identifiable or otherwise attributable to Crimson California, including subsidiaries and affiliates in which the Parent has a controlling financial interest or is the primary beneficiary. Parent’s cash has been assigned to Crimson California for all of the periods presented because those cash balances are directly attributable to Crimson California. All cash inflows and outflows obtained and used from operations were swept to the Parent’s centralized account. Crimson California reflects transfers of cash to and from Parent’s cash management system as a component of Members’ Equity (Deficit) in the Combined Balance Sheets. Parent’s long-term debt has been included in the Crimson California Combined Financial Statements for the periods presented. The Parent’s debt obligations were settled as a result of the Restructure, whereby Crimson California entered into an amended and restated credit agreement. Refer to footnotes 6 and 9 for additional information regarding the Restructure and new debt obligation secured by Crimson California.

The Combined Financial Statements include Crimson California’s net assets and results of operations as described above. All intercompany transactions and accounts within the combined businesses of Crimson California have been eliminated.

Related party transactions between Crimson California and Crimson Gulf are considered to be effectively settled in the Combined Financial Statements at the time the transaction is recorded. Parent company investment in Crimson Gulf subsidiaries have been excluded from the Crimson California Combined Financial Statements. Certain other assets and liabilities that are directly attributable to Crimson Gulf are not included in these Crimson California Financial Statements.

The Combined Financial Statements of Crimson California do not necessarily reflect the financial results of Crimson California if it were operated as a distinct legal entity during the periods presented.

Use of Estimates in the Preparation of Combined Financial Statements

Preparation of financial statements in accordance with GAAP requires the Company to (1) adopt accounting policies within accounting rules set by the Financial Accounting Standards Board (“FASB”), and (2) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the useful lives of fixed assets, asset retirement obligations, the valuation of derivatives, valuation and impairment of fixed assets and inventories, and reserves for contingencies. Although management of the Company believes these estimates are reasonable, actual results could differ from those estimates.

Revenue Recognition and Inventory

The FASB issued ASU 2014-09, Revenue from Contract with Customers in May 2014, and the Company adopted this standard as of January 1, 2019. ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company has evaluated the impact of the adoption of ASU 2014-09 retrospectively with the cumulative effect of initially applying this update recognized at the date of initial application, and no cumulative effect was required to be recorded. However, in accordance with ASC 606, when control of the pipeline loss allowance volumes have been transferred to the
The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

purchaser, the Company records this non-cash consideration as revenue at the contractual sales price within pipeline loss allowance (“PLA”) revenue and PLA cost of revenues.

The Company satisfies performance obligations over time as midstream transportation services are performed and as the customer receives the benefit of these services over the term of the tariff or contract. The Company’s transportation revenue includes amounts earned for transportation services and associated PLA. Revenue for crude oil transportation is recognized based on the volumes shipped at the associated tariff or contracted rates. PLA revenue, recorded within transportation revenue, represents the estimated realizable value of the earned loss allowance volumes received by the Company as applicable under the tariff or contract. As is common in the pipeline transportation industry, as crude oil is transported the Company earns a small percentage of the crude oil volume transported to offset any measurement uncertainty or actual volumes lost in transit. The Company will settle the PLA with its shippers either in-kind or in cash. PLA received by the Company typically exceeds actual pipeline losses in transit and typically results in a benefit to the Company. For PLA volumes received in-kind, the Company record these in inventory. Earned PLA revenue accounted for $5,400,485 and $6,463,815 of transportation revenue for the years ended December 31, 2020 and 2019, respectively.

When PLA is paid in-kind, the barrels are valued at current market price less standard deductions, recorded as inventory and recognized as non-cash consideration revenue concurrent with related transportation services. PLA paid in cash is treated in the same way as in-kind but no inventory is created.

Inventory primarily consists of crude oil earned as in-kind PLA payments and is valued using an average costing method at the lower of cost and net realizable value. Crude oil inventory is typically sold one to two months after it is earned at current market price less standard deductions. Crude oil inventory consists of 23,923 barrels valued at $899,193 and 20,721 barrels valued at $1,291,671 as of December 31, 2020 and 2019, respectively.

In May 2020, the Company entered into a one-year contract beginning July 1, 2020, to lease tank capacity to a customer. The Company analyzed this contract under ASC 840 and determined it should be treated as an operating lease. The lease allows for the customer to store 315,000 barrels per month at a fixed rate. The Company earned $1,341,900 in storage lease revenue for the year ended December 31, 2020.

To mitigate a portion of the potential exposure to adverse market changes in oil prices and the associated impact on cash flows, the Company has entered into derivative contracts, primarily commodity swaps or costless collars. These instruments allow the Company to predict with greater certainty the effective prices to be realized for its pipeline allowance oil transactions. All commodity derivative positions were closed as of December 31, 2020 and 2019.

These derivative instruments are not designated as hedging instruments for accounting purposes. During the years ended December 31, 2020, and 2019, respectively, the Company paid $411,875 and $19,050 for cash settlements of realized derivative positions.

Other revenue includes gauging, rental, truck rack offloading, and other ancillary transportation service performed for shippers. Crimson California will contract with shippers to perform services for a fixed monthly fee, and revenue is recognized as services are performed. Within other revenue, the Company has also recorded transactions for the purchase of inventory from, and sale of inventory to, the same counterparty at a rate that, in effect, is economically equivalent to a transportation fee. Sales of crude oil are recognized at the time title to the crude oil transfers to the purchaser, which typically occurs upon receipt of the crude oil by the purchaser. Such transactions that are entered into in contemplation of one another are recorded on a net basis as the entity’s supplier is the primary obligor in the arrangement and the amount the entity earns is fixed.

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

The following table summarizes the Company’s revenue streams.

	For the Year Ended December 31,
	2020	2019
Transportation revenue, net of PLA	$87,497,047	$35,321,990
Pipeline loss allowance revenue	5,400,485	6,463,815
Pipeline loss allowance subsequent sales revenue	7,109,818	5,614,066
Storage revenue	1,341,900	—
Realized loss on commodity derivatives	(742,650)	—
Other revenue	682,432	498,746
Total revenue	$101,289,032	$47,898,617

Cash and Cash Equivalents

The Company considers its cash balances and other highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of insured limits.

The Parent maintains all cash generated by our operating pipeline entities, and any cash requirements to meet the obligations of the pipeline entities is provided by the parent. The Combined Financial Statements reflect the entire cash balance held by the Parent for the periods ending December 31, 2020 and December 31, 2019.

Accounts Receivables, Allowance for Doubtful Accounts and Concentrations of Credit Risk

The Company’s accounts receivable balances result from transactions with crude oil shippers. This concentration of customers may impact the Company’s overall credit risk as its customers may be affected by changes in economic or other conditions within the oil industry. The Company’s management believes that concentrations of credit risk are limited and no credit losses were recognized during the years ended December 31, 2020 or 2019.

In determining the need for an allowance for doubtful accounts, management considers historical losses adjusted to take into account current market conditions and our customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company writes off specific receivables when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company has not experienced significant credit losses in the past, and management has determined outstanding receivable balances to be collectible. The Company determined that no allowance was necessary as of December 31, 2020 or 2019.

Trade accounts receivable include receivables from four customers representing 83%, and three customers representing 84% of total trade accounts receivable as of December 31, 2020, and 2019, respectively. Revenue includes sales to four customers representing 82% and four customers representing 79% of total revenue for the years ended December 31, 2020, and 2019, respectively.

Non-trade accounts receivable includes receivables from third parties for non-transportation related services to include reimbursable project billings.

Property and Equipment

The Company records property and equipment at its original purchase or construction cost, or at estimated fair value as of the acquisition date for property and equipment acquired in connection with business combinations or asset acquisitions. Property and equipment is depreciated on the straight-line method over the estimated useful lives, which are as follows:
The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Life in Years
Pipelines	35
Communication systems	3-35
Station buildings, equipment, and vehicles	5-20
Pumping equipment and tanks	15
Furniture and equipment	5-7
Rights-of-way	Indefinite
Leasehold improvements	Lease term

Major improvements or betterments that improve or extend the useful lives of the assets are capitalized and depreciated accordingly. Expenditures for repair and maintenance of property and equipment are charged to expense as incurred. The Company expensed $10,238,874 and $5,622,496 for repairs and maintenance, which includes costs related to in-line inspections of pipeline wall integrity, for the years ended December 31, 2020, and 2019, respectively. These expenses are included in cost of revenues on the Combined Statements of Operations. Upon retirement or sale of property and equipment, the cost of such assets and related accumulated depreciation are removed from the accounts and the resulting gains or losses, if any, are reflected in other income in the year in which the asset is disposed. The resulting gains/(losses) from these types of transactions were $3,128 and ($1,050,311) for the years ended December 31, 2020 and 2019, respectively.

Reimbursable Projects

The Company has agreements with certain third parties to be reimbursed for its costs when it becomes necessary to repair or relocate a portion of its pipeline or to construct a new pipeline which enables a producer or shipper to connect with the Company’s existing pipeline. The Company maintains title to all pipeline assets constructed. If the Company relocates a pipeline due to a request of a government entity or landowner, the Company will record the reimbursements received as a gain or loss on the Combined Statements of Operations or as a reduction of cost of construction. The Company completed the relocation of a portion of its pipelines in California, at no cost to the Company, which resulted in $674,975 and $1,812,490 of other income classified as reimbursable project gains on the Combined Statements of Operations for the years ended December 31, 2020 and 2019, respectively. For the relocation projects completed in California, there were $543,487 and $1,307,078 of direct reimbursed relocation expenses which had no net cash impact to the Company for the years ended December 31, 2020 and 2019, respectively. The remainder was attributable to reimbursement of administrative overhead costs incurred by the Company.

If there is a commercial request for a pipeline or connection to be constructed to connect the Company’s existing pipelines, the arrangement is accounted for as an operating lease. As such, upon completion of construction, the reimbursements received and initially recorded as reimbursable projects liability are reclassified to deferred revenue and recognized as transportation revenue over the shorter of the estimated useful life of the constructed asset or the life of the customer.

The Company recorded $212,246 and $1,312,093 for cumulative costs incurred which is included in construction in process within property and equipment on the Combined Balance Sheets as of December 31, 2020 and 2019, respectively. Prepayments received to date remain in reimbursable projects liability until project completion. For the years ended December 31, 2020 and 2019, respectively, $315,000 and $192,000 of the reimbursable projects liability is classified within accrued and other liabilities on the Combined Balance Sheets.

The Company had $251,640 and $2,810,985 as outstanding deferred revenue related to reimbursable projects for shippers or producers as of December 31, 2020 and 2019, respectively.

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Impairment of Long-Lived Assets

The Company periodically evaluates whether the carrying value of long-lived assets, including intangible assets, has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. The Company considers various factors when determining if these assets should be evaluated for impairment, including but not limited to:

•Significant adverse change in legal factors or business climate;
•A current-period operating or cash flow loss combined with a history of operating or cash flow losses, or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset;
•An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;
•Significant adverse changes in the extent or manner in which an asset is used, or in its physical condition;
•A significant adverse change in the market value of an asset; or
•A current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets. A prolonged period of lower commodity prices may adversely affect the estimate of future operating results, which could result in future impairment due to the potential impact on our operations and cash flows.

When an asset or group of assets is identified for potential impairment, the Company performs Step 1 of the impairment process to calculate the sum of undiscounted cash flows which are then compared to the carrying value of the asset group. If, upon review, the sum of the undiscounted cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. The fair value of our asset group is measured using valuation techniques consistent with the income approach, converting future cash flows to a discounted amount using discount rates commensurate with the risks involved in the asset group. These fair values measurements are based on significant inputs that are not observable in the market and thus represent Level 3 measurements. All inputs and assumptions specific to the Company’s forecast used in the calculation of fair value are reasonably consistent with those used to develop other information, such as projections and budgets prepared for the asset group.

For the year ended December 31, 2020 management identified various indications of potential impairment of the Company’s long-lived assets and recorded total impairment charges of $55,731,523 for the year ended December 31, 2020. See footnote 4 for additional information. There was no impairment charge recorded for the year ended December 31, 2019.

Debt Issuance Costs

Deferred debt issuance costs totaling $252,271 and $1,093,250 were recorded as a noncurrent asset on the Combined Balance Sheet as of December 31, 2020, and 2019, respectively. During the years ended December 31, 2020, and 2019, respectively, the Company recorded $835,979 and $672,584 relating to the amortization of deferred debt issuance costs, included within interest expense on the Combined Statements of Operations.

Income Taxes

The entities included in these Combined Financial Statements are all treated either as a limited liability company or a limited partnership for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company’s members, and no income tax provision or deferred tax assets or liabilities have been recorded in the accompanying Combined Financial Statements. The Company has evaluated potential tax uncertainties and has determined that there are no uncertain tax positions as of and for the years ended December 31, 2020 and 2019.

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Derivative Instruments

The Company may utilize derivatives to hedge commodity price risk inherent in its business that primarily relate to barrels associated with PLA oil. The Company’s policy is to structure its sales contracts and derivatives hedges of these barrels so that price fluctuations of crude oil do not materially affect its Combined Statements of Operations by stabilizing PLA margins. The swap contracts utilized are placed with banks that the Company believes to be of high credit quality. The Company records all derivative instruments as either assets or liabilities at fair value within the accompanying Combined Balance Sheets. Changes in the derivatives will be recognized currently in earnings unless specific hedge accounting criteria are met. The Company has elected not to designate its derivatives as cash flow hedges; therefore, gains and losses on derivative instruments are recorded within realized and unrealized gain (loss) on commodity derivatives on the Combined Statements of Operations. The Company classifies realized gains and losses on derivative instruments within cash flows from operations in the accompanying Combined Statements of Cash Flows.

Comprehensive Income

There are no differences between net income (loss) and comprehensive income (loss) due to the absence of items of other comprehensive income in the periods presented.

New Accounting Standards Updates (“ASU”)

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. For non-public companies ASU 2016-02 is effective for fiscal years beginning after December 15, 2021, and interim periods with fiscal years beginning after December 15, 2022. A modified retrospective transition approach is required for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. In January of 2019, the FASB issued ASU 2019-01, Leases, which permits an entity to elect an optional transition practical expedient to not evaluate under Topic 842, land easements that exist or expired before the entity’s adoption of Topic 842 and that were not previously accounted for as leases under Topic 840. The Company believes that adoption of the standard will result in increases to assets and liabilities on the Combined Balance Sheets, as well as changes to the presentation of certain operating expenses on the Combined Statements of Operations; however, the Company has not yet determined the extent of the adjustments or impact to disclosures that will be required upon implementation of the standard.

The Company considered a comprehensive list of all other ASUs requiring adoption through 2021. The Company believes that adoption of all other required standards will not result in a material impact to the Company.

Note 2 – Fair Value of Financial Instruments and Non-Financial Instruments

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;
Level 2:	Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3:	Unobservable pricing inputs from objective sources, such as discounted cash flow models or valuations.

The assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in or out of the fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below in the periods presented.

Recurring Fair-Value Measurements

Cash and cash equivalents, trade and other receivables, and accounts payable approximate their carrying amounts due to the short maturity of these instruments. Inventory primarily consists of crude oil earned as PLA inventory and is valued at the lower of cost and net realizable value. The carrying value of the Company’s revolving credit facilities approximates fair value due to their floating interest rates. The Company held a derivative payable of $330,775 at December 31, 2020. This liability represents a closed position; therefore, the carrying amount approximates its fair value.

Non-Recurring Fair Value Measurements

The Company uses the cost, income, or market valuation approaches to determine fair value. The Company evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying values of the assets may not be recoverable. The basis for making such assessments are undiscounted future cash flows projections for the asset group being assessed. If the carrying values of the assets are deemed not recoverable, the carrying values are reduced to the estimated fair value, which are based on discounted future cash flows using assumptions as to revenues, costs and discount rates typical of third-party market participants, which is a Level 3 measurement.

Note 3 – Pipeline Acquisitions

In March of 2020, the Company completed the acquisition of the San Pablo Bay System (“SPB”) and other proprietary assets (“the SPB Acquisition”) from Shell Pipeline Company, LP. (“Shell”) for a purchase price of $110 million. The purchase was accounted for as an asset acquisition. The purchase price was primarily financed with proceeds from long-term debt and a capital call from Carlyle of $45 million. The acquisition consists of the SPB System, a 400-mile, 20” common carrier pipeline system from the San Joaquin Valley to Bakersfield, California refineries and three refineries in the San Francisco Bay Area. Additionally, the Company acquired a proprietary system consisting of a 110-mile system of three separate line segments south of Bakersfield. The Company primarily acquired pipeline, tanks, metering systems and Rights of Way (“RoW”) as part of the acquisition. In addition to the purchase price of $110 million, acquisition-related costs totaling $2,373,871, were capitalized. The Company also incurred $2,138,968 in purchase price adjustments for inventory, linefill, prepaid taxes, and prepaid RoW. In connection with the SPB Acquisition, the Company entered into a Transition Services Agreement (“TSA”) through which the Company compensated the seller for the provision of specified services, such as certain control center activities and various measurement and oil accounting activities. The TSA was terminated after July 2020, and the total paid to the seller under the TSA was $2,378,226, which has been recorded in cost of revenue.

All proprietary assets purchased from Shell were contributed to Cardinal Pipeline, LP. SPB is a legal entity; therefore, all SPB assets were contributed to San Pablo Bay, LLC. Assets acquired and liabilities assumed were recorded at estimated fair value at the closing date of the SPB Acquisition as follows:

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

	Proprietary	San Pablo Bay	Fair Value as of March 1, 2020
Line Pipe	$5,504,408	$38,849,887	$44,354,295
Other Property	933,473	3,526,646	4,460,119
Other Station Equipment	1,482,711	11,666,317	13,149,028
Line Pipe Fittings	306,913	5,367,028	5,673,941
Pumping Equipment	359,977	4,502,383	4,862,360
Tanks	23,567	14,483,614	14,507,181
Computer Hardware	2,952	7,627	10,579
Machinery and Tools	—	118,295	118,295
Computer Software	—	2,658	2,658
Office Furniture and Equipment	—	6,138	6,138
Linefill	896,181	—	896,181
Inventory	—	526,287	526,287
Prepaid RoW	7,074	80,302	87,377
Prepaid Taxes	72,046	557,077	629,123
RoW	3,030,000	20,432,000	23,462,000
Land and Leasehold Improvements	28,218	1,739,059	1,767,277
Total purchase price	$12,647,520	$101,865,318	$114,512,839

Note 4 – Property and Equipment

Property and equipment consist of the following:

	As of December 31,
	2020	2019
Pipelines	$165,073,998	$120,590,603
Right-of-way agreements	26,601,531	28,645,630
Station equipment	22,607,995	10,773,493
Pumping equipment	6,350,469	2,534,069
Communication systems	10,209,170	8,514,015
Work in process	14,337,543	5,816,709
Tanks	16,654,683	3,681,841
Buildings	780,754	826,688
Office furniture, vehicles, and other assets	2,781,122	2,252,795
Leasehold improvements	2,054,286	1,729,470
Land	1,442,461	1,108,700
Reimbursable projects – work in process	212,245	1,312,093
Property and equipment, gross	269,106,257	187,786,106
Less: accumulated depreciation	(50,807,602)	(41,639,988)
Property and equipment, net	$218,298,655	$146,146,118

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Depreciation expense for the years ended December 31, 2020 and 2019, respectively, was $9,167,615 and $5,760,084. For the year ended December 31, 2020, capitalized interest was $996,228 and capitalized internal labor was $817,950. For the year ended December 31, 2019, capitalized interest was $981,711 and capitalized internal labor was $293,839.

During the year ended December 31, 2020, management identified property and equipment that required impairment. As a result of conducting comparable fair market value analysis on all asset groups in conjunction with the preparation of the annual budget, the Company identified an adverse change in the market value of an asset group. The fair market value of the asset group was significantly lower than its carrying value. The Company updated estimated future cash flows for all asset groups, noting the cash flows for the Kettleman Los Medanos asset group in California was less than the carrying value of the related asset groups. The Company performed the two-step impairment test and recorded $55,731,523 as an impairment charge to the Combined Statement of Operations for the year ended December 31, 2020. There were no indications of impairment or impairment charges for the year ended December 31, 2019.

Note 5 – Deposits, Prepaids and Other Current Assets

Prepaid and other assets consist of the following:

	As of December 31,
	2020	2019
Prepaid insurance	$1,856,301	$1,609,180
Rights-of-way agreements	951,301	970,573
Prepaid fees, other receivables, and other current assets	1,013,386	331,677
Materials and supply inventory	98,426	—
Deposits	2,013,251	15,173,030
Total Deposits, prepaids, and other current assets	$5,932,665	$18,084,460

Right-of-way agreements include advance payments for rights-of-way that provide the Company a limited interest in land owned by third parties. These agreements enable the Company to operate, inspect, and maintain pipelines as granted from landowners.

Note 6 – Long-Term Debt

Parent’s long-term debt has been included in the Crimson California Combined Financial Statements for the periods presented. The Parent’s debt obligations discussed within this footnote were settled as a result of the Restructure, whereby Crimson California entered into an amended and restated credit agreement. Additional information regarding Crimson California’s post-Restructure debt is presented in footnote 9.

On February 19, 2016, the Parent entered into an agreement with Wells Fargo Bank, NA for a $300 million revolving credit facility (the “Revolving Facility”). On October 31, 2016, the Parent entered into the 2nd Amendment (the “2nd Amendment”) to the Revolving Facility Agreement, which established and redefined compliance and covenant requirements. Within the 2nd Amendment, the Parent increased the lending commitment amount to $400 million. On January 11, 2019, the Company entered into the 3rd Amendment (the “3rd Amendment”) to the Revolving Facility Agreement, which established and redefined compliance and covenant requirements in contemplation of the changing ownership structure detailed in footnote 1.

The Revolving Facility bears interest, as defined in the Revolving Facility agreement, at either the Adjusted Base Rate or Eurodollar Rate. For Base Rate borrowings, the interest rate is equal to the Adjusted Base Rate plus the Applicable Margin (as shown below). The Adjusted Base Rate is the greatest of (a) the Base Rate (as defined in the Revolving Facility agreement), (b) the Federal Funds Rate plus ½ of 1% and (c) the One-Month LIBOR plus 1%. For the Eurodollar Base Rate borrowings and letters of credit, the interest rate is equal to the interbank offered
The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

Eurodollar Rate plus the Applicable Margin (as shown below). The applicable margins and other fees are a function of the pricing level of the Revolving Facility relative to the total leverage ratio. During the year ended December 31, 2020, the Company had utilized a combination of the Eurodollar rate and Base Rate options for its borrowings. As of December 31, 2020, the weighted average interest rate was 3.7%.

Revolving Facility Applicable Margin
Pricing Level	Total Leverage Ratio	Eurodollar Rate	Base Rate	Commitment Fee
1	<2.00:1	2.00%	1.00%	0.50%
2	≥ 2.00:1 but < 2.50:1	2.25%	1.25%	0.50%
3	≥ 2.50:1 but < 3.00:1	2.50%	1.50%	0.50%
4	≥ 3.00:1 but < 3.50:1	2.75%	1.75%	0.50%
5	≥ 3.50:1 but < 4.00:1	3.00%	2.00%	0.50%
6	≥ 4.00:1	3.25%	2.25%	0.50%

The outstanding balance on the Revolving Facility was $275.9 million and $219.9 million at December 31, 2020 and December 31, 2019, respectively. At December 31, 2020 and December 31, 2019, there was $123.1 million and $176.1 million, respectively, of additional funds committed and available to the Company under the 3rd Amendment provided the Company would remain in compliance with debt covenants should additional funds be borrowed. There were letters of credit outstanding under the Revolving Facility for $1.0 million and $4.0 million as of December 31, 2020 and 2019, respectively.

The Revolving Facility includes certain covenants, including a maximum total leverage ratio and minimum interest coverage ratio. As of December 31, 2020 and 2019, the Parent was in compliance with these covenants.

The Company’s debt consisted of the following:

	Short-Term Debt As of December 31, 2020	Long-Term Debt as of December 31,2019
Revolving credit facility	$275,900,000	$219,900,000

The Company’s interest expense related to LIBOR and base rate interest, exclusive of debt fees, debt issuance costs, and amounts capitalized, was $9,835,385 and $10,744,478 for the years ended December 31, 2020, and 2019, respectively. The future maturities of long-term debt in the year indicated are as follows:

Debt Maturities
2021	$275,900,000
2022	—
2023	—
2024	—
2025	—
Thereafter	—

Note 7 – Related Party Transactions

Allocation of Corporate Expenses

The Combined Statements of Operations include an allocation of general corporate and operating expenses from Parent for certain management and support functions which are provided on a centralized basis within the Parent. These management and support functions include, but are not limited to, executive management, finance, legal,
The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, direct labor expenses, fixed assets, or other relevant measures.

The amounts shown below for the year ended December 31, 2020 represent the total payroll, operating and administrative overhead expenses subject to allocation to Crimson California and other subsidiaries of the Parent. The Parent allocated administrative overhead, operating expenses, and other indirect costs to Crimson California during the years ended December 31, 2020 and 2019, utilizing a combination of revenues, property and equipment balances, and headcount as allocation drivers. These costs are primarily included withing General and Administrative Expenses on the Combined Statement of Operations. See allocated overhead as follows:

	For the Year Ended December 31,
	2020	2019
Crimson California	$4,227,280	$4,534,267
Crimson Gulf	3,472,548	6,945,069
Total allocated costs from Parent	$7,699,828	$11,479,336

Management and the Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the subsidiaries of the Parent. These allocations may not, however, reflect the expense Crimson California would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if Crimson California had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The following table presents the amounts due from related parties, including Crimson Gulf, as of December 31, 2020 and 2019.

	As of December 31, 2020	As of December 31, 2019
Due from other affiliated companies	$2,206,745	$1,353,619

Parent Company Investment

Parent company investment on the Combined Balance Sheets and Statements of Equity represents Parent’s historical investment in Crimson California, the net effect of transactions with and allocations to Parent and Crimson California’s accumulated earnings. Net transfers to parent include cash pooling and corporate allocations.

Note 8 – Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal and other costs, such as remediation, incurred in connection with loss contingencies are expensed as incurred. Recoveries of costs from third parties that are probable of realization are separately recorded as assets and are not offset against the liability.

The Company has entered into various right-of-way agreements with landowners for the right to construct, maintain, and operate certain pipeline improvements on the landowners’ property. The Company makes annual payments of license fees to maintain its rights under these agreements. The Company may terminate these agreements provided it meets any termination obligations as prescribed in these agreements.

In June 2016, the Company discovered a leak on its Ventura pipeline located in Ventura County, at which time the Company began remediation of the observed release and concurrently took the pipeline out of service. The pipeline was repaired and returned to service in June 2016. The remediation efforts are complete, the affected area has been
The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

restored, and the Company has implemented a monitoring program for the area. The Company estimates that the aggregate total costs incurred or that will be incurred is approximately $19.2 million related to this incident. This estimate includes actual and projected response and remediation costs, natural resource damage assessments, estimates for fines and penalties, and certain legal fees. The Company incurred $17,091,327 of cumulative expenses related to this incident through December 31, 2020. The Company maintains insurance coverage, which is subject to certain exclusions and deductibles, in the event of such environmental liabilities. The Company recorded $3,766,585 of cumulative expenses to cost of revenues, net of amounts the Company believes to be probable of recovery from insurance, during the years ended December 31, 2020 and prior. The Company had approximately $2.1 million accrued as of December 31, 2020 for estimated future expenditures related to the incident and approximately $1.1 million related to the portion of the release costs that the Company believes is probable of recovery from insurance, net of deductibles. The Company received $0 and $169,956 in insurance reimbursements related to this incident during the years ended December 31, 2020 and 2019, respectively. The Company has received $14,334,430 in cumulative insurance reimbursement through December 31, 2020.

As a transporter of crude oil, the Company is subject to various environmental regulations that could subject the Company to future monetary obligations. The Company expenses environmental obligations related to conditions caused by past operations that do not generate current or future revenues. Environmental obligations related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation or other potential environmental liabilities becomes probable and the costs can be reasonably estimated. The Company evaluates the need to provide for a liability on its obligation for dismantlement, restoration, and abandonment of its pipeline systems.

The Company is involved in various other claims and legal actions in the ordinary course of business. The Company believes the ultimate disposition of these matters will not have a material adverse effect on the Company’s combined financial position, results of operations, or liquidity.

The Company utilizes assets under operating and capital leases in several areas of operation. The Company recognized rental expense, including leases with no continuing commitment, totaling $1,463,949 and $1,679,463 for the years ended December 31, 2020 and 2019, respectively. Rental expense for leases with escalation clauses is recognized on a straight-line basis over the initial lease term.

Minimum rental payments under various operating and capital leases in the years indicated are as follows at December 31, 2020:

Lease Obligations
2021	$1,115,322
2022	979,429
2023	996,442
2024	3,562
2025	—
Total	$3,094,755

Note 9 - Subsequent Events

On February 4, 2021, the majority interest owner and Carlyle contributed their respective interest in Crimson Gulf and its subsidiaries to the newly formed Crescent company.

As a result of the Restructure, the Company is owned by the majority interest owner and CORR. The Parent no longer owns an interest in Crimson Gulf or its subsidiaries. The Company signed a Transition Services Agreement with Crescent to provide certain transition services including control center monitoring and several corporate services to include Finance, Accounting and HR.

The accompanying notes are an integral part of these Combined Financial Statements.

Exhibit 99.1

CRIMSON CALIFORNIA

In connection with the transaction, the Company amended its current credit facility, of which $275.9 million was outstanding prior to the Restructure. $105 million of new debt was financed by Crimson California and Corridor MoGas, Inc., a subsidiary of CORR, as co-borrowers, on an amended credit facility with a maturity date of February 4, 2024. The proceeds of the new credit facility were used to pay $2.8 million of deferred financing costs for the new loan and $102.2 million to reduce the Company’s share of retirement of existing debt. The remaining debt obligation was paid by Crescent, primarily from funds sourced from a new debt arrangement. As a result of the Restructure, the carved-out Crimson California’s debt obligation is $105 million.

The Company has evaluated all subsequent events through March 11, 2021, which is the date the Combined Financial Statements were available for issuance and has disclosed within the notes to the Combined Financial Statements all relevant matters.
The accompanying notes are an integral part of these Combined Financial Statements.